Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries, Ltd. Peter Yin SVP/ CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Todd Kehrli Analyst/ Investor Contact (213) 277-5550 rfil@mkr-group.com

RF Industries Reports Sales Growth of 94% Year Over Year

for the Second Quarter of Fiscal 2022 and Raises Full Year Revenue Guidance

SAN DIEGO, CA, June 14, 2022 – RF Industries, Ltd., (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its unaudited financial results for the second quarter of fiscal 2022 ended April 30, 2022.

Second Quarter Fiscal 2022 Highlights and Operating Results:

●	Net sales increased 94% year over year to $21.5 million; excluding Microlab, net sales increased 64% year over year to $18.1 million.
●

Backlog of $27.6 million at April 30, 2022 on second quarter bookings of $18.8 million; excluding Microlab, backlog of $22.8 million and bookings of $13 million. As of today, backlog stands at $34 million.

●	Gross profit margin was 28%, compared to 24% in the preceding first quarter, and 27% in the second quarter of fiscal 2021 (which excludes the impact of the Employee Retention Tax Credits (“ERC”)).
●

Operating income was $746,000 (which includes $637,000 in acquisition related and other one-time charges), compared to operating income of $42,000 in the second quarter of fiscal 2021 (which excluded the impact of the ERC and forgiveness of loans from the Paycheck Protection Program (“PPP”)).

●

Net income was $503,000, or $0.05 per diluted share, compared to net income of $4.8 million, or $0.48 per diluted share, in the second quarter of fiscal 2021 (which included the positive impact of the ERC and the forgiveness from the PPP loans).

●

Non-GAAP net income was $1.3 million, or $0.13 per diluted share, compared to non-GAAP net income of $5.0 million, or $0.49 per diluted share, in the second quarter of fiscal 2021 (which included the positive impact of the ERC and the forgiveness from the PPP loans).

●	Adjusted EBITDA was $2.0 million, compared to an Adjusted EBITDA of $355,000 in the second quarter of fiscal 2021.
●	Cash and cash equivalents were $3.8 million and the Company’s full $3 million revolver remains available.

See “Note Regarding Use of Non-GAAP Financial Measures,” “Unaudited Reconciliation of GAAP to non-GAAP Net Income” and “Unaudited Reconciliation of Net Income to Adjusted EBITDA” below for additional information.

Fiscal 2022 Financial Guidance

For the fiscal 2022 year ending October 31, 2022, RF Industries expects:

●	Full year total revenue of $80 million, up from its previous guidance of $75 million.
●	Gross margins expected to increase as product mix changes and supply chain impact moderates.
●

Should favorable market conditions persist, the Company expects profitability and liquidity to further improve in the second half of the fiscal year from operational efficiencies, inventory rationalization, and other key initiatives.

Robert Dawson, President and CEO of RF Industries, commented:

“Our strong sequential and year-over-year revenue growth and improved gross margins for the second quarter reflect organic growth in all our divisions, as well as the benefit of two months of higher margin revenue contribution from our successful acquisition of Microlab that we completed during the quarter. In addition to the continued growth we are generating in our core business, we are excited about the expanded customer opportunities we are already seeing with our broader product offering from Microlab that will provide additional scale and opportunity for overall margin improvement and further revenue growth.

“Yesterday we announced a significant set of orders for our Optiflex hybrid fiber cabling solution supporting a new wireless carrier customer’s next generation 4G/5G infractuctre build. These kinds of new relationships demonstrate the increasing value that we’re providing in the market and reiterate our expected growth opportunities. As we continue to focus on successfully executing our long-term plan to grow both organically and through strategic acquisitions, we are increasing our guidance for fiscal 2022 of annual revenue from $75 million to $80 million, which will include approximately eight months of Microlab revenue we expect to receive this fiscal year. And with this expected 40% increase in full year revenue versus fiscal year 2021, we continue to expect significant growth in our Adjusted EBITDA as our profitability increases throughout the year.”

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 4:30 p.m. Eastern Time (1:30 p.m. PT) to discuss its second quarter fiscal 2022 financial results. To access the conference call, dial 877-545-0523 (US and Canada) or 973-528-0016 (International) and give the participant passcode 592178. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 877-481-4010 (US and Canada) or 919-882-2331 (International). The replay conference ID is 45791.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut, North Kingstown, Rhode Island and Parsippany, New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including the Company’s ability to successfully integrate acquired businesses, improve operational efficiencies, and add innovative products and solutions to its portfolio, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: successfully integrating new products and teams, the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company’s customers; changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base; and its ability to address the changing needs of the market. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per share (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, acquisition related costs and expenses, and severance. For Adjusted EBITDA we also exclude depreciation, amortization, and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP Net income, and non-GAAP EPS are not measurements of financial performance under GAAP, and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

# # #

(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Apr. 30,	Oct. 31,
	2022	2021
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,752	$13,053
Trade accounts receivable, net	14,706	13,523
Inventories, net	19,168	11,179
Other current assets	3,926	2,893
TOTAL CURRENT ASSETS	41,552	40,648

Property and equipment, net	981	708
Operating lease right of use asset, net	1,568	1,453
Goodwill	7,457	2,467
Amortizable intangible assets, net	14,456	2,739
Non-amortizable intangible assets	2,874	1,174
Deferred tax assets	325	389
Other assets	434	70
TOTAL ASSETS	$69,647	$49,648

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,008	$3,504
Accrued expenses	8,097	5,034
Current portion of Term loan	2,424	-
Current portion of operating lease liabilities	1,073	832
TOTAL CURRENT LIABILITIES	14,602	9,370

Operating lease liabilities	524	675
Term Loan, net of debt issuance cost	14,344	-
TOTAL LIABILITIES	29,470	10,045

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,118,685 and 10,058,571 shares issued and outstanding at April 30, 2022 and October 31, 2021, respectively	102	101
Additional paid-in capital	24,648	24,301
Retained earnings	15,427	15,201
TOTAL STOCKHOLDERS' EQUITY	40,177	39,603

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$69,647	$49,648

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$21,505	$11,057	$38,423	$21,059
Cost of sales	15,425	6,287	28,259	13,683

Gross profit	6,080	4,770	10,164	7,376

Operating expenses:
Engineering	857	202	1,310	633
Selling and general	4,477	1,884	8,470	4,647
Total operating expenses	5,334	2,086	9,780	5,280

Operating income	746	2,684	384	2,096

Other (expense) income	(107)	2,809	(102)	2,800

Income before provision for income taxes	639	5,493	282	4,896
Provision for income taxes	136	648	56	454

Net income	$503	$4,845	$226	$4,442

Earnings per share - Basic	$0.05	$0.49	$0.02	$0.45
Earnings per share - Diluted	$0.05	$0.48	$0.02	$0.44

Weighted average shares outstanding:
Basic	10,107,687	9,963,291	10,087,309	9,927,776
Diluted	10,243,636	10,129,472	10,229,704	10,096,916

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net Income
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2022	2021	2022	2021
Net income	$503	$4,845	$226	$4,442
Stock-based compensation expense	168	137	307	260
Acquisition-related and other one-time charges	637	-	1,371	-
Non-GAAP net income	$1,308	$4,982	$1,904	$4,702

Non-GAAP earnings per share:
Basic	$0.13	$0.50	$0.19	$0.47
Diluted	$0.13	$0.49	$0.19	$0.47

Weighted average shares outstanding
Basic	10,107,687	9,963,291	10,087,309	9,927,776
Diluted	10,243,636	10,129,472	10,229,704	10,096,916

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2022	2021	2022	2021
Net income	$503	$4,845	$226	$4,442
Stock-based compensation expense	168	137	307	260
Acquisition-related and other one-time charges	637	-	1,371	-
Amortization expense	328	95	423	252
Depreciation expense	110	82	195	162
Other expense (income) *	107	(2,809)	102	(2,800)
Employee retention credit	-	(2,643)	-	(2,643)
Provision from income taxes	136	648	56	454
Adjusted EBITDA	$1,989	$355	$2,680	$127

* In the three and six months ended April 30, 2021, other income consists of the $2.8M PPP Loans that were forgiven.